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Exhibit 14.1

LOUD TECHNOLOGIES INC.

Code of Business Conduct and Ethics

Introduction

        The reputation and integrity of LOUD Technologies Inc., its subsidiaries and its affiliates (the "Corporation") are valuable assets that are vital to the Corporation's success. Each director and employee of the Corporation, including officers of the Corporation, is responsible for conducting the Corporation's business in a manner that demonstrates a commitment to the highest standards of integrity.

        The purposes of this Code of Business Conduct and Ethics (this "Code") are to: (i) focus directors and employees on areas of ethical risk; (ii) provide guidance to help them recognize and deal with ethical issues; (iii) provide mechanisms for them to report unethical conduct; and (iv) foster among them a culture of honesty and accountability. No code of conduct can replace the thoughtful behavior of an ethical director or employee. Accordingly, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether the Code specifically addresses such conduct.

        This Code applies to all of the Corporation's employees and directors.

1.     Implementation and Oversight of This Code

        The Corporation's Board of Directors (the "Board") is ultimately responsible for the implementation of this Code. The Board has designated the Audit Committee to administer this Code. The Audit Committee shall designate an officer with sufficient seniority and stature within the organization to be the compliance officer (the "Compliance Officer") to assist in administration of the Code with respect to employees. The Corporation will provide you with the name and contact information for the Compliance Officer promptly upon his or her designation by the Audit Committee. This Code shall be administered by the chairperson of the Audit Committee with respect to directors and executive officers.

        Questions regarding the application or interpretation of this Code are inevitable. You should feel free to direct questions to the Compliance Officer or chairperson of the Audit Committee, as applicable.

        Statements in this Code to the effect that certain actions may be taken only with the "Corporation's approval" mean that the Compliance Officer or, as appropriate, the Audit Committee must give prior written approval before the proposed action may be undertaken.

        You should read this Code in conjunction with the Corporation's other policy statements that are applicable to you.

        You will receive periodic training on the contents and importance of this Code and related policy statements and the manner in which violations must be reported and waivers must be requested. We require all directors and employees to comply with this Code. Upon an employee's receipt of this Code, and also from time to time as we deem to be necessary, we will require employees to sign an acknowledgement confirming that they have read and understood the Code and agree to comply with its provisions.

2.     Reporting Requirements and Enforcement

        If you learn of or suspect illegal, unethical or other improper conduct, including any violation of this Code, that has occurred or is likely to occur, you must immediately report the violation to the Compliance Officer, another member of the Corporation's senior management, or the chairperson of the Audit Committee, as appropriate. Directors and employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind.

        The Corporation shall consistently enforce this Code through appropriate means of discipline. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. The Audit Committee shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Corporation who has so violated this Code. The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution. Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as: (i) persons who fail to use reasonable care to detect a violation; (ii) persons who if requested to divulge information withhold material information regarding a violation; and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

3.     Waivers and Amendments

        Requests for a waiver of a provision of this Code must be submitted in writing to the Compliance Officer or the chairperson of the Audit Committee, as appropriate, a reasonable period in advance of the proposed conduct for appropriate review. The Audit Committee will grant or deny the request of an employee. The Board will grant or deny the request of a director or an executive officer (or will ratify, if appropriate, the recommendation of the Audit Committee to grant or deny such request). Any waiver and/or amendment of this Code will be promptly disclosed if and as required by law or stock exchange regulation.

4.     Compliance with Law and Regulations

        A variety of laws applies to the Corporation and its operations, and some carry criminal penalties. These laws include, but are not limited to, international, federal and state laws relating to the Corporation's business (including occupational safety laws and state laws relating to duties owed by corporate officers and directors) and status as a publicly-held corporation. Specifically, since the Corporation engages in international trade all employees must comply with U.S. foreign trade controls, laws and regulations which restrict or prohibit trade with specified countries and individuals, and also regulate the conditions under which certain goods, technology, funds, and services may be supplied to or obtained from the U.S.

        Examples of criminal violations of the law include: making false or misleading disclosures in documents filed with the Securities and Exchange Commission (the "SEC"); trading in securities while in possession of inside information; stealing, embezzling or misapplying the Corporation's funds; using threats, physical force or other unauthorized means to collect money; or making a payment for an expressed purpose on the Corporation's behalf to an individual who intends to use it for a different purpose. The Corporation must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

5.     Avoidance of Actual, Potential or Apparent Conflicts of Interest

        The Corporation requires you to conduct your outside associations and personal business, financial and other relationships in a manner that will avoid any actual, potential or apparent conflict of interest between yourself and the Corporation. The term "outside association" refers to any affiliation, association, interest or employment that you have with an entity other than with the Corporation. It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all conflict of interest situations is, however, the division of loyalty, or the perception of a division of loyalty, between the Corporation's best interests and your interests. Guidelines with respect to some sensitive areas in which actual, potential or apparent conflicts of interest are likely to occur are set forth below. However, conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer or senior management or the chairperson of the Audit Committee, as applicable.

  Business Relationship

        You may have a conflict of interest if you, a member of your family or your business partner owns or has a substantial direct or indirect investment in an entity with which the Corporation has or is likely to have a business relationship or with which the Corporation competes. Investments in small amounts of the stocks or bonds of a large publicly-held Corporation should not, without more, give rise to any conflict of interest. The question of when an investment may become so substantial as to possibly affect or appear to affect your judgment is largely dependent on the particular circumstances and must be addressed on a case by case basis.

        A conflict of interest may also arise when you, a member of your family or your business partner holds a position as director, officer, employee or partner of, or consultant, broker, finder or intermediary with, an entity with which the Corporation has or is likely to have a business relationship or with which the Corporation competes or is likely to compete. In addition, a conflict of interest may arise if you, a member of your family or your business partner incurs significant indebtedness to an entity whose business may be affected by your actions on behalf of the Corporation.

        Any associations, interests and business relationships that you have that might cause you to act in ways that are not in the best interests of the Corporation, or that might be perceived to cause divided loyalties, will be permitted only with the Corporation's approval. In some circumstances, a relationship will only be permitted if the proposed transaction is competitive and/or fairly bargained for. Notwithstanding the foregoing, a transaction between the Corporation and any of your outside associations will be permitted if it is first reviewed, approved and reported in the manner prescribed by this Code, or otherwise established by the Audit Committee or the Compliance Officer.

  Acceptance of Gifts

        You may not, without the Corporation's approval, accept, either directly or indirectly, gifts or favors—other than those of nominal value—from persons or entities with which the Corporation has or is likely to have a business relationship. Directors and employees are encouraged to participate in social activities with those with whom the Corporation maintains business relationships, and participating in such activities will not violate this Code so long as they are reasonable and customary types of social activities in a business context.

  Outside Activities/Employment

        Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your Corporation duties and responsibilities, adversely affect the quality or quantity of your work product or entail your use of any Corporation assets, including its real and personal property, or imply (without the Corporation's approval) the Corporation's sponsorship or support. In addition, under no circumstances are you permitted to compete with the Corporation or take for yourself or your family members any business opportunity that belongs to the Corporation that you discover or that is made available to you by virtue of your position with the Corporation.

  Civic/Political Activities

        The Corporation supports your participation in civic, charitable and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to your Corporation duties and responsibilities. You are to conduct any such activities in a manner that does not involve the Corporation or its assets or create an appearance of Corporation involvement or endorsement.

  Resolution of Conflicts

        In all cases, actual, potential or apparent conflicts of interest must be handled in an ethical manner, meaning that they must be fully disclosed and considered prior to being resolved. The Compliance Officer or, where appropriate, the Audit Committee will handle all questions of actual, potential or apparent conflicts of interest that involve you. Actual, potential or apparent conflicts of interest may be resolved in a number of ways, including, for instance, in the case of a gift, determining that you may accept or must reject the gift, or in the case of an outside association determining that you must be restricted from certain corporate activities involving the association, or determining that the Corporation should not enter into a business relationship with the association.

6.     Full, Fair, Accurate and Timely Disclosures by the Corporation to the Public

        If you participate, directly or indirectly, in the preparation of the financial and other disclosures that the Corporation makes to the public, including in its filings with the SEC or by press releases, you must, in addition to acting honestly, ethically and with integrity and complying with this Code and all applicable laws, rules and regulations, follow these guidelines:

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  Endeavor to ensure full, fair, timely, accurate and understandable disclosure required to be made in the Corporation's filings with the SEC and in other public communications made by the Corporation.

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  Managers should, through leadership, including communication, make sure that employees of the Corporation understand the Corporation's obligations to the public and under the law with respect to its disclosures, including that results are never more important than compliance with the law.

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  Encourage directors and employees to raise questions and concerns regarding the Corporation's public disclosures and ensure that such questions and concerns are appropriately addressed.

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  Provide the Corporation's directors, employees, consultants and advisors involved in the preparation of the Corporation's disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

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  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated by others.

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  Employees and officers should proactively promote honest and ethical behavior among peers in their work environment. Directors should proactively promote honest and ethical behavior among their fellow directors.

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  Achieve proper and responsible use of and control over all of the Corporation's assets and resources employed or entrusted to you.

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  Record or participate in the recording of entries in the Corporation's books and records that are accurate to the best of your knowledge.

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  Comply with the Corporation's disclosure controls and procedures and internal controls and procedures for financial reporting.

7.     Insider Trading

        It is illegal for any employee to trade in the securities of any public company, including the Corporation's securities, while in the possession of material inside (nonpublic) information. It is also illegal for any employee to give material inside information to others, especially those who may trade on the basis of that information. Information is "material" if a reasonable investor would consider it important in making a decision to buy, sell or retain securities. Both positive and negative information may be material. In general, information that is likely to affect the market price of a security is also likely to be considered material. If there is doubt, information should be assumed to be material.

        Examples of types of information that will frequently be material include news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in estimates of earnings; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer.

        Financial information is particularly sensitive. For example, nonpublic information concerning the results of the Corporation's operations for even a portion of the current fiscal quarter might be material in helping to predict the Corporation's results of operations for that quarter.

        Information is "nonpublic" until it has been widely disseminated to the public market and the public has had the time and opportunity to absorb and evaluate it.

        The Corporation intends to comply with the spirit as well as the letter of the insider trading laws. This policy is designed to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Corporation, whether or not the conduct is literally in violation of the law.

  Consequences

        The consequences of violating the insider trading laws can be very serious. Individuals who trade on inside information (or tip inside information to others) are subject to, among other things, civil penalties of up to three times the profit gained or loss avoided, a substantial criminal fine and a jail term. Moreover, an employee who violates the Corporation's insider trading policy will be subject to sanctions imposed by the Corporation, which may include dismissal. A violation of the Corporation's policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Corporation's policy is intended to be broader than the law. The Corporation reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Corporation may determine that specific conduct violates its policy whether or not the conduct also violates the law. It is not necessary for the Corporation to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

  The Corporation's Policy

        It is the policy of this Corporation that any employee who has material, nonpublic information about the Corporation may not buy or sell securities of the Corporation or engage in any other action to take advantage of, or pass on to others, that information.

        It does not matter that there is an independent, justifiable reason for a purchase or sale—if the employee has material, nonpublic information, the prohibition still applies. The policy also applies to transactions by each employee's family members and other persons living in the employee's household. Employees are responsible for ensuring compliance by their families and personal households as well.

        It is also the policy of the Corporation that, if a public announcement of material, previously nonpublic information is made, employees may not engage in any transactions in the applicable securities until two (2) days after the information has been released. This policy is intended to give the investing public time to receive the information and act on it.

        Employees must not pass on to others inside information or recommend to anyone the purchase or sale of securities of the Corporation while in the possession of material nonpublic information (even if that information is not disclosed). This policy applies whether or not the employee who gives the tip derives any personal benefit from doing so.

  Enforcement Procedures

        The Corporation has implemented the following procedures to enforce its insider trading policy:

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  Black-out Periods. Employees (and members of their immediate families or personal households) with any access to financial results will generally not be permitted to purchase or sell securities of the Corporation during any black-out periods. Even outside of any black-out period, individuals may not trade if they are in possession of material, nonpublic information.

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  Pre-Clearance of Securities Trades. To assist in preventing inadvertent violations of law and Corporation policy and to avoid any appearance of impropriety, employees (and members of their immediate families or personal households) must pre-clear any trades in securities of the Corporation with the Compliance Officer or General Counsel of the Corporation.

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  Prohibition on Speculative Trading. Employees (and members of their immediate families and personal households) shall not engage in highly margined purchases of securities of the Corporation, and may not purchase or sell publicly traded options in Corporation securities. Further, employees (and members of their immediate families and personal households) may not make short sales of securities of the Corporation.

        The foregoing restrictions shall not be applicable for a transaction in a discretionary account or through a blind trust where decisions are made by an investment adviser, broker or trustee and where the employee (or such person's family members or other persons living in the same household) has no input into the investment decision

8.     Fair Dealing

        Each director and employee should deal fairly and in good faith with the Corporation's employees, customers, suppliers, regulators, business partners, and others. No director or employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

9.     Delegation of Authority

        Each director and employee, and particularly each of the Corporation's officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees who the Corporation has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

10.   Handling Confidential Information

        You must observe the confidentiality of information that you acquire by virtue of your position(s) at the Corporation, including information concerning customers, suppliers, competitors, and directors and employees, except where disclosure is approved by the Corporation or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Corporation, or when it has been publicly available in a periodic or special report for at least two business days, or otherwise widely publicly disseminated. Your obligation to preserve confidential information continues even after employment ends.

11.   Protection and Proper Use of Corporate Assets

        All directors and employees should endeavor to protect the Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Corporation's equipment should not be used for non-Corporate business, though incidental personal use may be permitted.

        The obligation of employees to protect the Corporation's assets includes protection of the Corporation's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Corporate policy; it could also be illegal and result in civil or even criminal penalties.

LOUD TECHNOLOGIES INC. CODE OF BUSINESS CONDUCT AND ETHICS

EMPLOYEE CERTIFICATION

        I have received a copy of the Corporation's Code of Business Conduct and Ethics and have read and understand the Code. I accept that I have an obligation to report any illegal, unethical or other improper conduct, including any violation of the Code, in the manner set forth in the Code.

        I understand that my agreement to comply with the Code does not constitute a contract of employment.

Employee's Signature	Date

Employee's Name (Please Print)	Employee Location

        Please complete this form and return it to your local Human Resources Department for permanent retention in your personnel file.

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